                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

                     PROXY STATEMENT PURSUANT TO SECTION 14A
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                   Filed by a Party other than the Registrant

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION
     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material
     Pursuant to Rule 14a-11(c) or Rule 14a-12


                            WESTMORELAND COAL COMPANY
         - ------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                  WESTMORELAND COMMITTEE TO ENHANCE SHARE VALUE
         - ------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required


         Westmoreland Committee to Enhance Share Value

                              2789-B Hartland Road
                             Falls Church, VA 22043
                                 (703) 641-4612

Dear Fellow Depositary Shareholder:

On behalf of the Westmoreland Committee to Enhance Share Value, I ask for your consent to remove the present two directors as representatives of the Depositary Shareholders sitting on Westmoreland Coal Company's Board of Directors and to replace them with the two persons selected by the Committee.

You will find more details in the accompanying Request For Consents. I invite you to contact me or other members of the Committee. We look forward to discussing our Request for Consents with you.

                     Sincerely,

                     /s/ Frank E. Williams, Jr.
                     FRANK E. WILLIAMS, JR.
                     Chairman

                               REQUEST FOR CONSENT
                     of the holders of Depositary Shares of
                            Westmoreland Coal Company

                                  solicited by

                  WESTMORELAND COMMITTEE TO ENHANCE SHARE VALUE

The enclosed Consent to Corporate Action is solicited on behalf of the Westmoreland Committee to Enhance Share Value. The purpose of our solicitation is to obtain the consents of the persons holding a majority of the outstanding Depository Shares to remove the two Preferred Stock directors now sitting on the board of directors of Westmoreland Coal Company and replace them with the two persons named later in in this document. The Committee is a direct outgrowth of the experience of one of its members who served as co-chairman of the Official Committee of Equity Security Holders in 1998 and 1999 while the Company was under the jurisdiction of the Federal Bankruptcy Court. Based on that experience and on observations of subsequent corporate results, the members of the Committee believe that the present Preferred Stock directors should be replaced.

According to the Company's proxy statement used in connection with the June 2000 annual meeting of stockholders, there were 834,833 Depositary Shares outstanding on April 10, 2000. The Committee believes that remains as the number now outstanding. In order for the replacement of directors to become effective, holders of a majority of those Shares must consent to this action.

It is anticipated that this Request for Consents and Consent to Corporate Action will be mailed to selected shareholders on or about July 29, 2000.

CONSENT SOLICITATION

The Company offered and sold in an underwritten public offering, utilizing a Prospectus dated July 1, 1992, two million three hundred thousand Depositary Shares. After two tender offers by the Company in 1999, the number of Depositary Shares was reduced to the 834,833 shares now outstanding.

Each Depositary Share represents and is essentially equivalent to one quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock. The Certificate of Designation setting forth the terms of the Preferred

Stock, which has been incorporated into the Company's Certificate of Incorporation, provides that any Preferred Stock Director may be removed by the vote of the holders of record of a majority of the outstanding shares of the Preferred Stock at a meeting called for such purpose. Delaware law provides that any action which may be taken at a meeting of stockholders may instead be taken by consent of the stockholders entitled to take such action without a meeting and without prior notice and without a vote. The law also provides, in effect, that the consents must be dated, signed and presented to the Company within 60 days after the record date, which has been set by the Company as July 19, 2000. Pursuant to that law, the Committee is seeking your CONSENT to corporate action without a meeting. The corporate action to be taken by the Depositary shareholders is to remove the Preferred share directors and replace them with the Committee's Preferred share nominees. In order for the consents to be effective, we must obtain consents covering a majority of the outstanding Preferred shares on the record date,

                            THE COMMITTEE'S NOMINEES

Information about the Committee's nominees follows. Each nominee has consented to being named as such and to serve as a Preferred Share director if the requaired consents are obtained. Neither of the nominees nor any of their associates has any arrangement or understanding with any person with respect to future employment with the Company nor with respect to any future transactions to which the Company or any of its affiliates will be a party. Neither nominee is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Guy O. Dove, III, age 63, is a Personal Investor, Washington, DC (since 1989). He also serves as Chairman of Pinnacle Oil Company (exploration and production of natural gas and oil), with assets mainly in Oklahoma (since 1972). Previously, Mr. Dove was Partner and Chief Investment Officer, The Clarendon Group, London, UK, where he was responsible for all facets of investment management of a $3 billion reinsurance group. Prior positions included: First Vice President, Schroder Capital Management, Inc., Washington, DC, and Bond Manager




                                     Page 2
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responsible for the National Fixed Income Department, having more than
$100 Million in funds under management; Vice President, Equitable Trust Company, Baltimore, MD, and Senior Bond Manager in the Pension Fund Department responsible for fixed income portfolios, managing more than $400 Million in funds; and Financial Consultant, Federal Energy Administration, Washington, DC Projects with FEA included evaluating financial problems relating to the electric utility industry and the impact of financial markets of various policy options. Trinity College -- BA.

Frank E. Williams, Jr., age 66, is Founder, Chairman, and CEO of Williams & Beasley Co. (steel erection), Dallas, TX (since 1996). He is also Chairman of Williams Enterprises of Georgia, Inc. (steel fabrication and erection of structural steel and miscellaneous iron) and its five subsidiaries, Atlanta, GA (since 1967). He served as Co-Chairman of the Westmoreland Official Committee of Equity Security Holders (June 1998 to February 1999). Previously, he was President, CEO, and Chairman, of Williams Industries, Inc. (construction services), Falls Church, VA (1961 to 1995). He also served as a Director and Chairman of the Board, Capital Bank NA, Washington, DC. Georgia Institute of Technology -- Bachelor of Civil Engineering.

      THE WESTMORELAND COMMITTEE TO ENHANCE SHARE VALUE

     The Committee is an outgrowth of the Official Committee of Equity Security Holders (the "Equity Committee") that was formed on June 29, 1998, when the Office of the United States Trustee granted certain shareholders' request to appoint a committee to represent the rights and interests of common and preferred shareholders. Following the dismissal of the bankruptcy case, the Equity Committee was dissolved February 4, 1999. In early March 1999, three of the former members of the Equity Committee, Frank E. Williams, Jr., Nelson Obus, and R. Bentley Offutt joined with a fourth shareholder, Guy O. Dove III, to form the Westmoreland Committee to Enhance Share Value. Messrs. Offutt and Obus have since resigned as members of the Committee and are not involved in this solicitation. In July 2000, Dr. Stephen D. Rosenbaum joined with Messrs.. Williams and Dove to constitute the present Committee. More detailed information about each of the Committee members is set forth below.

Frank E. Williams, Jr., 2789 Hartland Road, Falls Church, VA 22043. His principal occupation is Chairman of the Board of Williams Enterprises of Georgia, whose principal business is


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steel construction and whose address is 1285 Hawthorne Ave., P.O. Box 756,
Smyrna, GA 30081. Mr. Williams beneficially owns, directly and indirectly, 255,400 shares of Common Stock and 19,458 Depository Shares. Mr. Williams owns no shares of stock of record which he does not also beneficially own. Certain of the shares set forth as being beneficially owned by Mr. Williams are owned by his wife, his recently deceased father's estate, a family charitable foundation, and a family trust. No associates of Mr. Williams, other than the members of the Committee and the family members, own any of the Company's securities. Of these, shares have been purchased during the past two years as follows:

      DATE        NUMBER OF SHARES          TYPE OF SECURITY
      ----        ----------------          ----------------

July 27, 1998           4,000                   Depositary
October 1, 1998        34,000                   Depositary
May 10, 1999            1,000                   Depositary
August 17, 1999         5,000                     Common
August 19, 1999         1,000                     Common
August 20, 1999           100                     Common
August 23, 1999           800                     Common
August 24, 1999         8,100                     Common
August 26, 1999.       10,000                     Common
August 27, 1999           500                     Common
August 31, 1999         9,000                     Common

      On September 3, 1998, Mr. Williams sold 15,000 shares of Common Stock. On April 14, 1999, he sold 23,692 Depositary Shares pursuant to a tender offer made by the Company.

      Guy O. Dove, III, 10 Jay Street, Middleburg, VA 20118. Mr. Dove's occupation is Personal Investor and Chairman of the Board of Directors of Pinnacle Oil Company of the same address, with assets mainly in Oklahoma. Mr. Dove is the beneficial owner of 220,500 shares of Common Stock and 18,923 Depositary Shares. . He owns no Westmoreland securities of record which he does not beneficially own. 200,000 shares of Common Stock and 13,023 Depositary Shares are owned directly by him, and 20,500 shares of Common Stock and 5,900 Depositary Shares are owned by Pinnacle Oil. Purchases by Mr. Dove directly or through Pinnacle during the last two years are as follows:

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
      DATE        NUMBER OF SHARES          TYPE OF SECURITY
      ----        ----------------          ----------------

October 28, 1998       35,000                    Common
November 11, 1998       3,000                    Common
November 12, 1998       1,000                    Common
December 21, 1998      40,000                    Common
January 13, 1999        5,000                    Common
November 13, 1998       2,000                  Depositary
April 14, 1999          1,000                  Depositary
April 15, 1999          3,500                  Depositary
April 28, 1999          1,125                  Depositary
July 2, 1999           10,000                    Common
July 8, 1999            5,000                    Common
July 12, 1999           5,000                    Common
August 2, 1999          6,000                    Common
August 13, 1999         5,000                    Common
January 6, 2000           500                    Common
January 7, 2000         3,900                    Common
January 10, 2000          600                    Common
March 13, 2000          1,500                    Common
March 13, 2000            200                  Depositary
March 16, 2000          2,200                  Depositary
March 31, 2000            900                  Depositary
April 4, 2000           2,000                  Depositary
May 4, 2000               200                  Depositary
May 9, 2000               300                  Depositary


       As of April 14, 1999, he sold 9,377 Depositary Shares pursuant to the Company's tender offer for such shares. Other than the associates set forth above, no associates of Mr. Dove own any Westmoreland securities.

Dr. Stephen D. Rosenbaum, 817 N. Calvert St., Baltimore, MD 31202. Dr. Rosenbaum is an orthopaedic surgeon practicing under his own name at that address. He is the direct beneficial owner of 80,000 Depositary shares, of which he purchased 30,000 shares in March 1999 and 17,000 shares in December 1998. He owns no shares of record which he does not beneficially own. He owns no Common Shares of the Company, but the 80,000 Depositary Shares are convertible into 136,640 Common Shares. No associates of Dr. Rosenbaum own any Westmoreland securities.


       The Committee as a group directly and indirectly owns 475,900 shares of Common Stock and 118,481 Depositary Shares. No member of the Committee nor any of their associates has any arrangement or understanding with any person with respect to future employment with the Company nor with respect to any




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future transactions to which the Company or any of its affiliates will be a party, except, of course, as the members of the Committee itself intend to implement its plans as outlined in this statement. No member of the Committee is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

       The present Committee, as the Committee is now constituted, has no plans other than those stated in this document regarding the affairs of the Company. However, the individual members of the Committee are aware of a filing with Securities and Exchange Commission by Nelson Obus, a former member of the Committee, on behalf of Wynnefield Capital, Inc. and affiliated entities. This filing notes that while those entities ("Reporting Persons") have acquired their securities in the Company for investment purposes, they may in the future determine to: (i) acquire additional securities of the Company, thorough conversion of the Depositary Shares, open market purchases, private agreements or otherwise, (ii) dispose of all or a portion of the securities of the Company owned by them, or (iii) consider plans or proposals which would relate to or result in: (a) the acquisition of any person of additional securities of the Company; an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or its subsidiaries; (c) the sale or transfer of a material amount of assets of the Company or its subsidiaries; (d) any change in the board of directors or management of the Company, including any plans or proposals to change the number or terms of directors ore to fill any existing vacancies in the board of directors of the Company; (e) any material changes in the present capitalization or dividend policy of the Company; (f) any other material changes in the Company's charter, by-laws or corporate structure or instruments; any other action whether or not similar to those enumerated above. The Reporting Persons also reserved the right to take other actions to influence the management of the Company should they deem such actions appropriate.

While the members of the Committee have no plans, arrangements or understandings with Mr. Obus or the affiliated entities, and at this time have not formulated any such plans, arrangements or understandings as the Committee; depending heavily on the



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

outcome of this current action to enhance shareholder value, it is possible that members of the Committee will seek to work with Mr. Obus, or independently pursue the actions so delineated,

in furtherance of the above-stated goals.

             EXECUTION - REVOCATION OF CONSENTS

All consents should be signed and dated by the record holder of the shares consenting. Thus, if the share are held of record by a person other than the beneficial owner, the beneficial owner should instruct the record owner to date and execute the consent. A Consent may be revoked at any time by delivering a later dated and signed written revocation or Consent, executed by the record owner, to the Committee at the address set forth under "How to Contact Us" later in this document, or to the Corporate Secretary of the Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903, or at any other address provided by the Committee or the Company. No revocation or later-dated Consent will affect any action taken pursuant to your Consent prior to such revocation.

                              SOLICITATION EXPENSES

       In addition to the use of mails, consents will be solicited by members of the Committee by telephone, telegram, and personal solicitation, for which no compensation will be paid to those persons. In addition, Ms. Shellyn McCaffrey will be engaged to help solicit consents at an hourly fee, presently estimated to total approximately $25,000. Banks, brokerage houses and other custodians, nominees and fiduciaries may be requested to forward solicitation material to the beneficial owners of Depositary Shares that such institutions hold of record. The Committee will reimburse such institutions for their reasonable out-of-pocket expenses.

       The expense of preparing and mailing this and any other soliciting material and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, consultants, public relations, transportation, and litigation) will be borne by the members of the Committee.

       The Committee estimates that its total expenditures relating to the solicitation of proxies will be approximately $50,000. Total cash expenditures to-date relating to this solicitation have been approximately $500. It is the Committee's position that its actions with respect to the solicitation of consents, if successful, will enhance the value of the Company for the benefit of its stockholders and therefore presently intends to seek reimbursement from the Company for its reasonable expenses in connection with this solicitation. The Committee does not expect that such matter will be submitted to a vote of security holders, unless required by law.

                                HOW TO CONTACT US

     To contract us:

Frank Williams            (703) 641-4612 (Tel)
                          (703) 641-9082 (Fax)

Guy Dove                  (540) 687-6351 (Tel)
                          (540) 687-6714 (Fax)
                          Guydove@AOL.Com (e-mail)

Shellyn McCaffrey         (703) 739-9398 (Tel)
                          (703)739-5982  (Fax)
                          Smccaffrey@Erols.com

Mailing Address:      Westmoreland Committee to Enhance Share Value
                      2789-B Hartland Road
                      Falls Church, VA 22043

                               CONSENT PROCEDURES

       IF YOU OWN AND HOLD DEPOSITARY SHARES REGISTERED IN YOUR OWN NAME, PLEASE SIGN AND DATE ONE COPY OF THE ENCLOSED CONSENT FORM AND RETURN IT TO THE COMMITTEE IN THE ENVELOPE PROVIDED.

       IF, HOWEVER, YOU OWN DEPOSITARY SHARES, BUT YOUR STOCK CERTIFICATE IS HELD FOR YOU BY A BROKERAGE FIRM, BANK, OR OTHER INSTITUTION, IT IS VERY LIKELY THAT THE STOCK CERTIDCATE IS ACTUALLY IN THE NAME OF SUCH INSTITUTION OR ITS NOMINEE. IF SO, THAT INSTITUTION WILL EXECUTE A CONSENT FOR YOUR SHARES OF STOCK ON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS, BUT NOT OTHERWISE. ACCORDINGLY, IF YOU DO NOT ACTUALLY HOLD THE DEPOSITARY SHARES IN YOUR OWN NAME, PLEASE SIGN AND DATE ONE COPY OF THE ENCLOSED CONSENT AND RETURN IT TO THE COMMITTEE IN THE ENVELOPE PROVIDED, AND SIGN AND DATE ONE COPY AND SEND


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TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AT SUCH ENTITY FOR EXECUTION BY THE
REORD OWNER OF YOUR SHARES.

APPENDIX
(Form of Consent)

       CONSENT SOLICITED BY THE WESTMORELAND COMMITTEE
                   TO ENHANCE SHARE VALUE

DEPOSITARY SHARES

CONSENTS WILL BE DELIVERED TO THE DEPOSITARY NO LATER THAN SEPTEMBER 14, 2000. IF LESS THAN A MAJORITY OF THE OUTSTANDING DEPOSITARY SHARES CONSENT, THE CONSENTS WILL NOT BE EFFECTIVE

The undersigned holder(s) of outstanding Depositary Shares Each Representing One Quarter of a Share of Series A Convertible Exchangeable Preferred Stock (the "Depositary Shares") of Westmoreland Coal Company (the "Company") hereby take the following corporate action by written consent without a meeting pursuant to
Section 228 of the Delaware General Corporate Law:

RESOLVED, that Messrs. Robert E. Killen and James W. Sight, the two incumbent directors of the Company elected by the holders of the Depositary Shares, are hereby removed from office without cause, effective immediately upon delivery of this Consent to the Company pursuant to said Section 228; and

FURTHER RESOLVED, that Frank E. Williams, Jr. and Guy O. Dove, III are hereby elected as directors of the Company to fill the vacancies created by the removal of Messrs. Killian and Sight, to serve until their successors are elected and qualified.

YOU MAY APPROVE, DISAPPROVE, OR ABSTAIN FROM ACTING UPON, THE ABOVE RESOLUTIONS BY CHECKING THE APPROPRIATE BOX
APPROVE ( )  DISAPPROVE  ( )   ABSTAIN  ( )

IN THE EVENT NO BOX IS CHECKED, THE RESOLUTIONS WILL BE COUNTED AS CONSENTED TO.

The undersigned hereby instruct(s) and empowers each and every person who or entity which is the holder of record for the benefit of the Depositary Shares of which the

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undersigned (are) is the beneficial owner(s) to date and execute this Consent as such record holder of those Depositary Shares.

BENEFICIAL OWNER(S)

                         Number of shares

                         -------------------

                         Date:
                              -------------
                         Signature(s)

                         -----------------------------------

                         -----------------------------------

                         -----------------------------------

                            JOINT OWNERS SHOULD EACH SIGN PERSONALLY. If signing as attorney,executor, administrator, trustee, or guardian, please include your full title. Corporate proxies should be signed by an authorized officer. If a partnership, please sign in partnership name by an authorized partner.

RECORD OWNER(S)

                         Number of shares

                         -------------------

                         Date:
                               -------------
                         Signature(s)

                         -----------------------------------

                         -----------------------------------

                         -----------------------------------

                            JOINT OWNERS SHOULD EACH

                            SIGN PERSONALLY. If signing as attorney,executor, administrator, trustee, or guardian, please include your full title. Corporate proxies should be signed by an authorized officer. If a partnership, please sign in partnership name by an authorized partner.

                  WESTMORELAND COMMITTEE TO ENHANCE SHARE VALUE
                               2789 HARTLAND ROAD
                             FALLS CHURCH, VA 22043
                                 (703) 641-4612

DEAR WESTMORELAND DEPOSITARY SHAREHOLDER,

         As a fellow shareholder, beneficially owning 80,000 Depositary Shares in Westmoreland Coal Company, I am writing to you on behalf of a group of Depositary shareholders who decided to work together to take steps we think are necessary and helpful in the interests of Westmoreland shareholders.

         Our Committee and a number of major fellow Westmoreland Depositary shareholders who have contacted us firmly believe that the current two Westmoreland Preferred Stock directors are not doing an adequate job of representing our interests on the Westmoreland Board. With the recent passing of another Annual Meeting without any word from the Company regarding the status of dividends owed to us, we decided to seek your approval, your CONSENT, to remove these two directors and replace them. Delaware law permits shareholders to take such action by consent, without a meeting and without a vote, provided we gain consents covering a majority of shares outstanding.

         WE URGE YOU TO GIVE YOUR CONSENT TO REMOVE AND REPLACE THE TWO PREFERRED DIRECTORS BY SIGNING, DATING, AND RETURNING THE ENCLOSED BLUE CONSENT TO THE COMMITTEE.

       The following points describe the Committee's views on why a shareholder action to remove and replace our Preferred Stock directors is urgently necessary:

 - THE COMPANY OWES US DIVIDENDS CURRENTLY TOTALING APPROXIMATELY $12.21 PER DEPOSITARY SHARE. Neither the Chief Executive Officer nor the two current directors who were elected to represent our interests have addressed Depositary shareholders' inquiries regarding when we can expect payment on these arrearages or, alternatively, when we can expect the Company voluntarily to redeem our shares at a current value of more than $37 per share.

 - The two current Preferred directors have no significant personal incentive to fight for our interests. According to the Company's recent proxy statement, ONE OF THE PREFERRED DIRECTORS OWNS ONLY 750 DEPOSITARY SHARES; THE OTHER OWNS ZERO.

 - For the second consecutive year, MANAGEMENT HAS AWARDED EITHER SUBSTANTIAL CASH BONUSES OR STOCK GRANTS AND STOCK OPTIONS to its executives and senior staff. Neither Preferred nor Common shareholders have received anything. Those awards effectively diluted the equity of other shareholders.

 - The Company made two tender offers (at $19 per share) for Depositary Shares in 1999, but the COMPANY WAS REQUIRED TO INITIATE THE FIRST TENDER OFFER under the terms of the Bankruptcy Reorganization Plan. That provision requiring a tender was successfully inserted into the Reorganization Plan on behalf of shareholders BY YOUR EQUITY COMMITTEE, which was co-chaired by a member of our group.

 - With significant obligations to Depositary shareholders still outstanding, management is other-focused on a vague plan to pursue new acquisitions, as reiterated in a company press release following the recent annual meeting. The Committee is especially concerned about the possible risk to shareholders posed by such plans, given its view that management previously performed poorly in managing implementation of acquisitions.

       The Committee has come to the serious conclusion that THE ONLY WAY TO SIGNIFICANTLY IMPROVE THE PICTURE FOR THE FINANCIAL INTERESTS OF DEPOSITARY SHAREHOLDERS IS TO REMOVE THE CURRENT TWO PREFERRED DIRECTORS and replace them with shareholders with significant Depositary holdings who have the incentive to fight diligently for a financial resolution on the status of our Depositary Shares - either by utilizing Company cash on-hand or other means.

       YOUR PROMPT CONSENT IS IMPORTANT, no matter how few Depositary Shares you own. The Committee must receive consents representing a majority of the outstanding Depositary Shares for this action to enhance our shareholder value to be successful.

       TIME IS OF THE ESSENCE. Should you need assistance with completing your CONSENT PROMPTLY, please call a member of the Committee or Shellyn McCaffrey at
(703) 739-9398.

                                            Sincerely,




                                            Stephen D. Rosenbaum

July 28, 2000

                  WESTMORELAND COMMITTEE TO ENHANCE SHARE VALUE
                               2789 HARTLAND ROAD
                             FALLS CHURCH, VA 22043
                                 (703) 641-4612

                   ADDITIONAL GUIDANCE FOR EXECUTING CONSENTS

          TIME SENSITIVE - PLEASE ACT PROMPTLY TO PROVIDE YOUR CONSENT

Should you need additional help in providing your CONSENT or extra consents, please contact a member of the Committee or Shellyn McCaffrey at (703) 739-9398 or smccaffrey@erols.com.

RECORD OWNERS

If you are the record owner (holding a stock certificate) for your Depositary shares, or any portion of your shares, please sign and date the blue CONSENT for those shares and return it to the Committee in the enclosed envelope (or if envelope is missing to the address above) or by fax to (703) 739-5982.

BENEFICIAL OWNERS

If you are a beneficial owner of all, or any portion, of your Depositary Shares and your shares are held for you by one or more brokerage, bank, or other institutional holder, please sign and date the enclosed blue CONSENT for those shares and return the original or a copy to the Committee in the enclosed envelope (or if envelope is missing to the address above) or by fax to (703) 739-5982.

In addition, it is important that you also send or fax your signed, dated blue CONSENT or a copy to each brokerage, bank, or other institution holding shares in your name and instruct the person responsible for your account at each institution to promptly ensure that the CONSENT is executed by the record owner of your shares and returned to the Committee. You may want to provide your representative with a copy of this guidance.

BROKERS AND OTHER INSTITUTIONS

Please inform the Committee of the number of CONSENT solicitation packages you need to cover all of your customers who are beneficial owners of WLB PRD, cusip #960878304. After acquiring the dated signatures of beneficial owners, please promptly manage your customers' consents through the Reorg, Proxy, or Compliance departments of your head office. The appropriate office should be able to identify the record owner for your customers' shares and instruct that record holder to sign and date a CONSENT on behalf of your customer(s).

If your firm (or institution) is a Participant in the Depository Trust Company ("DTC"), the record owner for your customers' shares is likely to be DTC's nominee, Cede & Co. As record holder, Cede will execute its written CONSENT upon the request of your firm.

While some firms may already have forms and procedures for dealing with DTC/Cede, the Committee can provide forms and sample letters that your firm or institution may use in requesting that DTC/Cede, as holder of record, give its written CONSENT to this action on behalf of your customers, the beneficial holders. Please call the Committee at (703) 739-9398 to request these materials.


       For additional copies of any materials, please call (703) 739-9398.